AMENDMENT TO EXCHANGE AGREEMENT

Amendment dated April 10, 2002, to Exchange Agreement dated the 10th day of October 10, 2001 by and among, New York Film Works, Inc., a New York corporation (“Filmworks”), Cinegram Media Inc., a Delaware corporation (“Cinegram”), and the persons identified in Exhibit A to the Exchange Agreement (collectively, the “Cinegram Stockholders”). The signatories may hereinafter also be referred to jointly as the “Parties”.

RECITALS

On October 10, 2001, the Parties entered in to an agreement (the Share Exchange Agreement) wherein the Cinegram Stockholders would exchange 100% of their stock holdings in Cinegram for shares to be issued by Filmworks, subject to Filmworks’ effectuating an amendment to its Certificate of Incorporation that would result a) in the currently issued shares of Filmworks being reduced by a 1-for-25 reverse stock split, and thereby making available sufficient authorized but un-issued shares of Filmworks, b) the creation of a new class of “blank check” preferred stock, c) the designation of  a Series A Convertible, Redeemable Preferred Shares, d) the creation of an Incentive Stock Option Plan, e) the change of the name of the Corporation to Cinegram Digital Media Group, Inc., and f) a change of domicile of the Corporation from the State of New York to the State of Delaware.

When the Exchange Agreement was executed it appeared that all necessary changes to the Certificate of Incorporation could be completed expeditiously and the transaction would be completed in the year 2001. Due to delays occasioned by regulatory review, completion of the transaction will now not take place until early 2002.

A majority of the Stockholders of Filmworks have signified in writing their intention to vote their shares in favor of the amendment to the Certificate of Incorporation to effect such changes.

The Parties desire to effect changes in the Exchange Agreement with respect to the effective date, the intention to change the domicile of the Corporation, and certain other “typographical” errors.

The Parties hereby agree to amend such Share Exchange Agreement as follows:

1.

Designation of Effective Date.

a)

In lieu of the requirements of Section 1.(b) Issuance of Filmworks Shares, Filmworks undertakes to deliver share certificates for the shares called for by that Section as soon as practicable after the effective date of the Amendment to the Certificate of Incorporation.

b)

The Parties agree that the Effective Date of the Exchange Transaction shall be the  month-end date closest to the Closing Date, regardless of the effective date of the Amendment to the Certificate of Incorporation.

2.

Change of Corporate Domicile.  The change of Filmworks’ state of incorporation from the State of New York to the State of Delaware will not be pursued at this time.

3.

Correction of Error.  Section 7.(a) Shareholder Meeting is hereby amended by deleting the second instance of the words “this Agreement” and the following “(including”, and the “)” following “herein”.

4.

Opinion of Counsel. Cinegram agrees that Filmworks may deliver the opinion of Mr. Gerald Cohen, JD, CPA, Attorney, c/o Marcum & Kliegman LLP, 655 Third Avenue, 16th floor, New York, NY, 10017, rather than the opinion of Kramer, Levin, Neftalis & Frankel LLP in satisfaction of the conditions set forth in Section 10(c).

5.

Effect on Earlier Amendments. This Amendment supercedes all earlier amendments to the Exchange Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to the Exchange Agreement to be executed on its behalf by its officers thereunto duly authorized, or individually, as the case may be, all as of the day and year first above written.

NEW YORK FILM WORKS, INC.

By: ____________________________

Name:   Michael Cohen

Title:   President

CINEGRAM MEDIA, INC.

By: ____________________________

Name:   Raymond F Wright

Title:   Chairman and Chief Executive Officer

CINEGRAM STOCKHOLDERS:

____________________________

Harold Denstman

____________________________

Stephen C. Denstman

____________________________

James B Witker II

____________________________

Hollis E Wright

____________________________

Raymond F Wright